Exhibit 99.1

Contact:
Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix International Appoints Former Stryker Executive
as President of Spinal Implants Division

Boston, MA, Aug 17, 2009—Orthofix International N.V. (NASDAQ: OFIX) (the Company) announced today that Kevin L. Unger has been appointed as President of the Company’s spinal implants division.  Mr. Unger will report directly to Brad Mason, who was previously named Group President of North America and has been serving as the President of Orthofix Spinal Implants since September of last year.

Mr. Unger joins Orthofix after more than 14 years with Stryker Corporation, where he served the last five years as a Vice President and General Manager in the MedSurg Division.  While with Stryker Mr. Unger held roles with increasing responsibility in marketing and sales, during which he built sales organizations, was head of a global marketing department and led business development initiatives. He helped create a MedSurg business which grew from $30 million dollars to $200 million dollars under his leadership.

“We are excited to welcome Kevin to Orthofix, and believe his many years of experience in the global medical device industry will enable us to continue the progress we have made within Orthofix Spinal Implants over the last few quarters,” said Alan Milinazzo, President & CEO of Orthofix International.  “Additionally and very importantly, Kevin has a strong track record of driving superb financial results on a consistent basis.”

Orthofix recently reported second quarter financial results which included a strong performance in the spinal implants division with growth of 12 percent over the prior year. Also, the Company recently reported the successful full market release of Trinity Evolution, the next generation adult stem cell-based allograft that has generated significant interest from both spine and orthopedic surgeons.

About Orthofix International, N.V.

Orthofix International, N.V. is a global medical device company offering a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle.  Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies.  In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, Rutgers University and the National Osteoporosis Institute.  For more information about Orthofix, please visit www.orthofix.com.

Inducement Grants

As an inducement to Mr. Unger to enter into employment with the Company, Mr. Unger has been granted an initial award of stock options to purchase 50,000 shares of the Company’s common stock at an exercise price of $26.77 per share.  These options will vest in one-third annual increments beginning on the first anniversary of his date of employment.  The grant, which was approved by the Company’s compensation committee, was made under a standalone inducement stock option agreement, but on terms substantially the same as grants made under the Company’s Amended and Restated 2004 Long Term Incentive Plan and related stock option agreement, pursuant to NASDAQ Marketplace Rule 5635(c)(4).  This agreement includes provisions for full accelerated vesting of the options upon a change of control, or partial accelerated vesting in the event of termination without cause as defined in the agreement.

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